Exhibit 10.80

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Third Amendment to Agreement and Plan of Merger (the “Amendment”), made and entered into as of December 29, 2008, amends that certain Agreement and Plan of Merger by and among Plains Capital Corporation, a Texas corporation (“Parent”), PlainsCapital Bank, a Texas banking association (the “Bank”), First Southwest Holdings, Inc., a Delaware corporation (the “Company”), and Hill A. Feinberg, as Stockholders’ Representative, dated as of November 7, 2008, as amended by that certain First Amendment to Agreement and Plan of Merger and that certain Second Amendment to the Agreement and Plan of Merger (collectively, the “Merger Agreement”). Any terms used but not defined where first used shall have the meanings set forth in the Merger Agreement.

RECITALS

A. The parties hereto have entered into the Merger Agreement governing the merger of the Company with and into FSWH Acquisition LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of the Bank (“Merger Sub”).

B. The parties hereto desire to amend the Merger Agreement to amend the definition of “Aggregate ARS Face Value” set forth in Section 2.8(b) of the Merger Agreement.

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Section 2.8(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Subject to Section 2.8 hereof, upon the last day of the forty-ninth (49th) month following the Closing Date (the “Earnout Distribution Date”), each Company Stockholder (other than Company Stockholders who properly exercised appraisal rights pursuant to Section 262 in connection with the Merger, which such Company Stockholders shall have the rights as provided in Section 2.7(g)) shall receive from Parent that number of shares of Parent Common Stock equal to the difference between: (i) the product of multiplying (x) the Escrowed Earnout Shares by (y) such holder’s Pro Rata Percentage by (z) the applicable “Distribution Percentage of Escrowed Earnout Shares” set forth in the far right column of the table set forth in Exhibit B attached hereto (the “Earnout Calculation Table”) less (ii) the product of multiplying (y) the ARS Loss Share Equivalent by (z) such holder’s Pro Rata Percentage less (iii) the product of multiplying (y) the Municipal Derivative Litigation Liabilities Share Equivalent by (z) such holder’s Pro Rata Percentage less (iv) the product of multiplying (y) the Excess Dividend Share Equivalent by (z) such holder’s Pro Rata Percentage. The applicable Distribution Percentage of Escrowed Earnout Shares shall be the percentage that the

Aggregate ARS Market Value (as defined below), represents of the Aggregate ARS Face Value (as defined below). For purposes of this Agreement, “Aggregate ARS Market Value” shall mean the aggregate value (following deduction of reasonable expenses associated with the consummation of the transactions contemplated by the following (A) and (B)) of the ARS as follows: (A) if all or a portion of the ARS are sold prior to the last day of the forty-eighth (48th) month immediately following the Closing Date (the “Earnout Calculation Date”), the sum of: (i) the aggregate actual sales price of any ARS sold between the date of signing this Agreement and the Earnout Calculation Date, net of any commissions related to such sale, and (ii) the aggregate value of the ARS not so sold when marked-to-market in accordance with GAAP as of the Earnout Calculation Date utilizing the same valuation standards and principles used in the Duff & Phelps Opinion, or (B) if none of the ARS are sold between the date of signing this Agreement and the Earnout Calculation Date, the aggregate value of the ARS when marked-to-market in accordance with GAAP as of the Earnout Calculation Date utilizing the same valuation standards and principles used in the Duff & Phelps Opinion. For purposes of this Agreement, “Aggregate ARS Face Value” shall mean the sum of: (i) the face amount of the ARS owned by FSC and its Affiliates as of the date of signing this Agreement and (ii) the face amount of the Repurchased FINRA Settlement ARS. Any Escrowed Earnout Shares that are not distributed on the Earnout Distribution Date pursuant to this Section 2.8 shall no longer be outstanding and shall be cancelled (“Cancelled Escrowed Earnout Shares”). Any dividends declared with respect to such Cancelled Escrowed Earnout Shares, including any interest earned thereon, shall be repaid by the Escrow Agent to Parent on the Earnout Distribution Date as the Excess Dividend Amount as provided in this Section 2.8(b) and Section 2.8(d).”

2. Except as modified by this Amendment, the Merger Agreement shall remain unmodified and is confirmed as being in full force and effect.

3. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

4. This Amendment shall be governed by, and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

5. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the parties hereto as of the date first written above.

FIRST SOUTHWEST HOLDINGS, INC.

By:	/s/ Hill A. Feinberg
Hill A. Feinberg
Chairman and Chief Executive Officer

PLAINS CAPITAL CORPORATION

By:	/s/ Alan B. White
Alan B. White
Chairman and Chief Executive Officer

PLAINSCAPITAL BANK

By:	/s/ Alan B. White
Alan B. White
Chairman and Chief Executive Officer

FSWH ACQUISITION LLC

By:	/s/ Alan B. White
Alan B. White
Manager

HILL A. FEINBERG, as Stockholders’ Representative

/s/ Hill A. Feinberg
Hill A. Feinberg

Signature Page to

Third Amendment to Agreement and Plan of Merger